Exhibit 10.10

AMENDMENT TO
SECURED PROMISSORY NOTE

     This Amendment to Secured Promissory Note (this “Amendment”) is entered into on this 10th day of March, 2005, by and between Spectre Gaming, Inc., a Minnesota corporation (“Maker”), and Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership or its assigns (“Payee”), to amend, as hereinafter set forth, the terms of that certain Secured Promissory Note of the Maker, in the amount of $750,000, delivered in favor of Payee on September 10, 2004 (the “Note”).

     A. Maker and Payee have agreed to extend, for a period of three months, the time during which amounts may be outstanding under the Note, and provide Maker with an option to further extend, for an additional three months thereafter, the deadline for payment in full of all principal and interest owed under the Note.

     B. Maker and Payee wish to reduce their agreement to writing in the form of this Amendment.

     Now, Therefore, the parties hereto hereby agree as follows:

     1. Section 2 of the Note is hereby amended to read in its entirety as follows:

               2. Payment. The principal and interest hereof is payable as follows:

               (a) The principal amount, together with any accrued but unpaid interest, of this Note shall be due and payable on the earlier of (i) June 10, 2005 or (ii) when declared due and payable by the Payee upon the occurrence of an event of default (as defined below in Section 4); provided, however, that the date set forth above in clause (i) may be extended for an additional three months (to September 10, 2005) at the election of the Maker so long as Maker is not, at the time of any such election, then in default of this Note (such option, the “Extension Option”). If Maker wishes to exercise the Extension Option, it must provide Payee with written notice thereof on or prior to June 1, 2005.

               (b) Commencing on April 10, 2005, and on the 10th day of each of the following two months (and the following three months thereafter in the event Maker exercises the Extension Option), Maker shall pay interest on the outstanding principal amount of this Note.

     2. The Note is hereby amended to add a new subsection (d) to Section 4 as follows:

               (d) The Maker’s Assets shall fall below the Required Level or the Maker fails to timely provide the Asset Default Notice to Payee.

     3. The Note is hereby amended to add a new Section 9 as follows:

               9. Financial Covenant. From and after March 10, 2005 and for so long as any principal or interest remains outstanding under this Note and that certain Secured Promissory Note of the Maker, in the amount of $750,000, delivered in favor of Pandora Select Partners, L.P. on September 10, 2004 (such Secured Promissory Note is collectively referred to with the Note as the “Notes”), Maker shall maintain assets (“Assets”) whose value equals or exceeds the principal and interest amounts then owed under the Notes (the “Required Level”). For purposes of valuing its Assets for compliance under this Section 9, Maker agrees that: (a) Maker’s cash shall be valued at 100%; (b) Maker’s accounts receivable shall be valued at 80% of their face amount (net of any reserves for bad debt); and (c) Maker’s inventory and fixed assets shall be valued

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at 50% of their book value as reflected on the Maker’s books and records. If Maker’s Assets fall below the Required Level, Maker shall give Payee written notice within 48 hours of such default (the “Asset Default Notice”).

     4. The remaining provisions of the Note shall remain unaffected by this Amendment.

     5. In consideration for entering into this Amendment, Maker shall pay Payee a lump-sum payment, as an origination fee and not as any reduction of principal or interest on the Note, of $18,750 within five business days after the date hereof. In addition, in the event that Maker exercises the Extension Option, Maker shall again pay Payee a lump-sum payment, as an origination fee and not as any reduction of principal or interest on the Note, of $18,750 (or such lesser sum as equals 2.5% of the then-outstanding principal amount then due and outstanding under the Note) within five business days after June 10, 2005.

     6. The validity, construction and enforceability of this Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflicts-of-law principles thereof. This Amendment may be executed in counterparts, which together will constitute a single document.

MAKER:	PAYEE:

SPECTRE GAMING, INC.:	WHITEBOX INTERMARKET PARTNERS, L.P.:

/s/ Brian Niebur	By: /s/ Jonathan Wood
Brian Niebur, Chief Financial Officer	Name: Jonathan Wood
Title: Director

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